Exhibit 1.2

UNDERWRITING AGREEMENT

September 20, 2006

To the Representatives:

Ladies and Gentlemen:

Subject to the terms and conditions stated or incorporated by reference herein, Consolidated Edison Company of New York, Inc. (the “Company”) hereby agrees to sell to the Underwriters named in Schedule I hereto (the “Underwriters”) and the Underwriters hereby agree to purchase, severally and not jointly, the principal amount set forth opposite its name in Schedule I hereto of the securities specified in Schedule II hereto (the “Designated Securities”).

The representatives named on the signature page hereof (the “Representatives”) represent that the Underwriters have authorized the Representatives to enter into this Underwriting Agreement and to act hereunder on their behalf.

Except as otherwise provided in Schedule II hereto each of the provisions of the Company’s Underwriting Agreement Basic Provisions, dated August 1, 2006, as filed as Exhibit 1.2 to Registration Statement No. 333-136268 (the “Basic Provisions”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Unless otherwise defined herein, terms defined in the Basic Provisions are used herein as therein defined.

Payment for the Designated Securities will be made against delivery thereof to the Representatives for the accounts of the respective Underwriters at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of the Underwriters, this letter and such acceptance hereof, including the Basic Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:	/s/ Joseph P. Oates
Name:	Joseph P. Oates
Title:	Vice President and Treasurer

Confirmed and Accepted as of the date hereof and on behalf of itself and each other Underwriter, if any:

The Representatives

HSBC Securities (USA) Inc.

By:	/s/ Andrew Lazerus
Name:	Andrew Lazerus
Title:	Senior Vice President

Morgan Stanley & Co. Incorporated

By:	/s/ Michael Fusco
Name:	Michael Fusco
Title:	Executive Director

SCHEDULE I

Underwriters	Principal Amount of Designated Securities to be Purchased
HSBC Securities (USA) Inc.	$140,000,000
Morgan Stanley & Co. Incorporated KeyBanc Capital Markets, a division of McDonald Investments Inc.	140,000,000 40,000,000
Greenwich Capital Markets, Inc. Raymond James & Associates, Inc.	40,000,000 20,000,000
M.R. Beal & Company	10,000,000
Samuel A. Ramirez & Co., Inc.	10,000,000

Total	$400,000,000

SCHEDULE II

I.	Pricing Effective Time: 1:55 p.m. on September 20, 2006

II.	Title of Designated Securities:

5.50 % Debentures, Series 2006 C

III.	Aggregate principal amount:

$400,000,000

IV.	Price to Public:

Initially 99.615% of the principal amount of the Designated Securities, plus accrued interest, if any, from September 25, 2006 to the date of delivery, and thereafter at market prices prevailing at the time of sale or at negotiated prices.

V.	Purchase Price by Underwriter:

98.965% of the principal amount of the Designated Securities, plus accrued interest, if any, from September 25, 2006 to the date of delivery.

VI.	Pricing Disclosure Material:

The Preliminary Prospectus and the Pricing Term Sheet, dated September 20, 2006, prepared by the Company and consented to by the Underwriter (attached as Exhibit A to this Schedule II or the contents thereof).

VII.	Specified funds for, and manner of, payment of purchase price:

Funds will be delivered by wire transfer pursuant to the Company’s written instructions to the Representatives.

VIII.	Indenture:

Indenture, dated as of December 1, 1990, between the Company and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))), as Trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 1996, between the Company and the Trustee, as amended and supplemented by a Second Supplemental Indenture, dated as of June 23, 2005, between the Company and the Trustee.

IX.	Maturity:

September 15, 2016

X.	Interest Rate:

5.50% per annum.

XI.	Interest Payment Dates:

March 15, 2007 and thereafter semi-annually on March 15 and September 15 in each year, except as otherwise provided in the Indenture.

XII.	Redemption Provisions:

As set forth in the Pricing Supplement.

XIII.	Sinking Fund Provisions:

None.

XIV.	Time of Delivery:

10:00 a.m. on September 25, 2006

XV.	Closing Location:

4 Irving Place, New York, New York 10003

XVI.	Information furnished by or on behalf of the Underwriters for use in the Prospectus for the Designated Securities:

The sentence regarding delivery of the Designated Securities on the front cover of the Prospectus Supplement.

The third paragraph and the second sentence of the fifth paragraph under the caption “Underwriting” on page S-7 of the Prospectus Supplement.

The fourth paragraph under the caption “Underwriting” on page S-7 of the Prospectus Supplement provided by Raymond James & Associates, Inc.

XVII.	Address of Representatives:

HSBC Securities (USA) Inc.
452 Fifth Avenue, 3rd Floor
New York, NY 10018

Morgan Stanley & Co. Incorporated
1585 Broadway, 4th Floor
New York, NY 10036

XVIII.	Captions in the Prospectus and Prospectus Supplement referred to in Section 6(c)(xi) of the Basic Provisions:

Description of Securities

Description of Debentures

XIX. Modification of Basic Provisions

1. In the second sentence of the third paragraph of the Basic Provisions delete the work “electronic” prior to the word “delivery” and add the words “or communication” immediately following “delivery”.

2. In the second sentence of subparagraph (a) of Section 1 of the Basic Provisions delete the word “of” after the word “Act”.

3. In subparagraph (e) of Section 1 of the Basic Provisions delete the parenthetical “(a “Material Adverse Effect”)”.

4. In subparagraph (l) of Section 1 of the Basic Provisions add the parenthetical “(a “Material Adverse Effect”)” after the word “whole” and before the word “and”.

5. In Section 1 of the Basic Provisions add after subparagraph (s)

“(t) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements in conformity with generally accepted accounting principles and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.”

The Company maintains disclosure controls and procedures to provide reasonable assurance that the information required to be disclosed by the Company in the reports that it submits to the Commission is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.

Exhibit A

to

Schedule II

PRICING TERM SHEET

Issuer:	Consolidated Edison Company of New York, Inc.

Ratings:	A1 (Moody’s); A (S&P); A+ (Fitch)

Issue of Securities:	5.50% Debentures, Series 2006 C due 2016

Principal Amount:	$400,000,000

Coupon:	5.50% per annum

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing March 15, 2007

Maturity:	September 15, 2016

Treasury Benchmark:	4.875% due August 15, 2016

US Treasury Yield:	4.721%

Spread to Treasury:	.83%

Re-offer Yield:	5.551%

Initial Public Offering Price:	per Debenture: 99.615%; Total: $398,460,000

Underwriting Discount:	per Debenture: .650%; Total: $2,600,000

Proceeds (before expenses) to the Company:	per Debenture: 98.965%; Total: $395,860,000

Optional Redemption:	Make Whole Treasury Rate + 15 basis points

Minimum Denomination:	$1,000

Settlement Date:	September 25, 2006 (T+3)

CUSIP:	209111 EN 9

Underwriters:	HSBC Securities (USA) Inc. (35%)
Morgan Stanley & Co. Incorporated (35%)
KeyBanc Capital Markets, a division of McDonald Investments Inc. (10%)
Greenwich Capital Markets, Inc. (10%)
Raymond James & Associates, Inc. (5%)
M.R. Beal & Company (2.5%)
Samuel A. Ramirez & Co., Inc. (2.5%)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.